9800 Fredericksburg Road

San Antonio, Texas 78288

October 12, 2017

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	USAA ETF Trust
File Nos. 333-219187 and 811-23271
Pre-Effective Amendment No. 4 to the Registration Statement on Form N-1A,
as filed on October 6, 2017

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, (the "1933 Act"), USAA ETF Trust, a Delaware statutory trust, (the "Trust") on behalf of its series, USAA Core Short-Term Bond ETF, USAA Core Intermediate-Term Bond ETF, USAA MSCI USA Value Momentum Blend Index ETF, USAA MSCI USA Small Cap Value Momentum Blend Index ETF, USAA MSCI International Value Momentum Blend Index ETF, and USAA MSCI Emerging Markets Value Momentum Blend Index ETF, hereby respectfully requests acceleration of the effective date of its Registration Statement so that such Registration Statement may be declared effective on October 13, 2017, or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Sincerely,

USAA ETF TRUST

_____________________

Daniel Mavico, Esq. Secretary

9800 Fredericksburg Road

San Antonio, Texas 78288

October 12, 2017

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	USAA ETF Trust
File Nos. 333-219187 and 811-23271
Pre-Effective Amendment No. 4 to the Registration Statement on Form N-1A,
as filed on October 6, 2017

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, (the "1933 Act"), USAA Investment Management Company, in its capacity as distributor of USAA ETF Trust, hereby joins in the request of USAA ETF Trust on behalf of its series, USAA Core Short-Term Bond ETF, USAA Core Intermediate-Term Bond ETF, USAA MSCI USA Value Momentum Blend Index ETF, USAA MSCI USA Small Cap Value Momentum Blend Index ETF, USAA MSCI International Value Momentum Blend Index ETF, and USAA MSCI Emerging Markets Value Momentum Blend Index ETF, for acceleration of the effective date of its Registration Statement so that such Registration Statement may be declared effective on October 13, 2017, or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Sincerely,

USAA INVESTMENT MANAGEMENT COMPANY

/s/ Seba Kurian

_____________________

Seba Kurian, Esq.

Assistant Secretary